Exhibit 99.2

This Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that involve substantial risks and uncertainties. All statements, other than statements of historical fact that we include in this Form 8-K, including statements regarding our strategy, future operations, future financial position, future results of operations, future cash flows, projected costs, financing plans, product development, commercialization of our product candidate, possible strategic alliances, competitive position, prospects, plans and objectives of management, may be deemed forward-looking statements for purposes of the Securities Act and the Exchange Act. We often use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “predict,” “will,” and “would,” and similar expressions, to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements include, among other things, statements about:

•

the U.S. Food and Drug Administration’s, or FDA’s, consideration of our Biological License Application, or BLA, for KRYSTEXXA (pegloticase), or KRYSTEXXA, and our ability to obtain necessary FDA and foreign regulatory approvals;

•	our ability to complete the development of and execute upon our commercial strategy for KRYSTEXXA;
•	our ability to collaborate with a partner for the commercialization of KRYSTEXXA in the United States or internationally;
•	our ability to achieve profitability and raise the additional capital needed to achieve our business objectives; and
•	the market size for KRYSTEXXA and its degree of market acceptance.

Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including the factors described in this Form 8-K. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We do not assume, and specifically disclaim, any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Risk Factors

Risks relating to development of KRYSTEXXA and our ability to accomplish our future business objectives

Our business depends on our success in gaining FDA approval of KRYSTEXXA, which requires that we and our third-party manufacturer, Bio-Technology General (Israel) Ltd, or BTG, address several issues raised by the FDA. If these issues are not satisfactorily addressed, we will not gain FDA approval of KRYSTEXXA and our business will be materially harmed.

On July 31, 2009, we received the complete response letter, or CRL, from the FDA stating that the FDA can not at this time approve our BLA for KRYSTEXXA as a treatment for chronic gout in patients refractory to conventional therapy. The CRL:

•	cited deficiencies with the chemistry, manufacturing and controls sections of the BLA;
•	required a tightening of a number of analytical methods used to assess manufacturing and narrowing of analytical specifications associated with commercial production of pegloticase;
•	required that our third-party manufacturer, BTG, remediate observations arising from the FDA pre-approval inspection of BTG’s manufacturing facility;

•	specified the requirements of a Risk Evaluation and Mitigation Strategy, or REMS, program; and
•	required that we provide a follow-up safety update to the FDA.

One of the issues raised by the FDA in the CRL addressed a change in PEGylation concentration that we made in the proposed process for manufacturing pegloticase for commercial use of KRYSTEXXA. The FDA concluded that the comparability data that we submitted for the material manufactured using the proposed commercial manufacturing process was not adequate to demonstrate that it was representative of the material used to establish the safety and efficacy of KRYSTEXXA in the Phase 3 clinical trials. The FDA stated that we had the option of either reverting to and validating the manufacturing process used to produce pegloticase for the Phase 3 clinical trials or conducting additional comparability clinical trials to support the use of KRYSTEXXA manufactured using the proposed commercial manufacturing process. We are currently in the process of reverting to and validating the manufacturing process used to produce pegloticase for the Phase 3 clinical trials. We may not be able to successfully validate the manufacturing process used to produce pegloticase for the Phase 3 clinical trials.

Additionally, it is uncertain whether the FDA will require a reinspection of the BTG facility if and when BTG remediates the observations arising from the FDA pre-approval inspection of BTG’s manufacturing facility.

Addressing each of the issues identified by the FDA in the CRL will require additional expenditures of funds and time to complete. We and BTG may not be able to adequately address the FDA’s concerns such that KRYSTEXXA is ultimately approved without further delays, if at all. If KRYSTEXXA is not approved or if approval of KRYSTEXXA is substantially delayed, our business will be materially harmed.

We may not be able to execute upon our commercial strategy for KRYSTEXXA, or the commercialization of KRYSTEXXA may be significantly delayed, if the FDA requires us to conduct additional clinical trials. In addition, we may elect to perform additional clinical trials for other indications or in support of applications for regulatory marketing approval in jurisdictions outside the United States. These supplemental trials could be costly and could result in findings inconsistent with or contrary to the data from the clinical trials that supported our United States filings with the FDA, which could restrict our marketing approval of KRYSTEXXA. Any of these results would materially harm our business.

Before obtaining regulatory approval for the sale of KRYSTEXXA, we must provide the FDA and similar foreign regulatory authorities with clinical data to demonstrate that KRYSTEXXA is safe and effective. Clinical trials of KRYSTEXXA must comply with regulation by numerous federal, state and local government authorities in the United States, principally the FDA, and by similar agencies in other countries. We may decide, or be required by regulators, to conduct additional clinical trials or testing of KRYSTEXXA. Clinical testing is expensive and difficult to design and implement. Clinical testing can also take many years to complete, and the outcome of such testing is uncertain. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. The FDA has told us that it does not expect to require additional clinical trials in connection with our application for regulatory approval for the sale of KRYSTEXXA. However, the FDA may continue its evaluation of the safety data from our clinical trials before granting regulatory approval for the sale of KRYSTEXXA, and may nevertheless conclude that additional clinical trials are necessary to demonstrate its safety and efficacy. If the FDA were to determine that additional clinical trials of KRYSTEXXA are necessary, this would significantly delay the timeline for the FDA’s determination of whether to approve our BLA for KRYSTEXXA.

We may also be required, or we may elect, to conduct additional clinical trials or pre-clinical animal studies for or in support of our applications for regulatory marketing approval in jurisdictions outside the United States, such as the European Medicines Agency, or EMEA. Regulatory authorities in jurisdictions outside the United States may require us to submit data from supplemental clinical trials, or pre-clinical animal studies, in addition to data from the clinical trials that supported our United States filings with the FDA. Any requirements to conduct supplemental trials would add to the cost of developing KRYSTEXXA, and we may not be able to complete such supplemental trials. Additional trials could also produce findings that are inconsistent with the trial results we have previously submitted to the FDA, in which case we would be obligated to report those findings to the FDA. This could result in additional restrictions on the marketing approval of KRYSTEXXA if it is obtained. Inconsistent trial results could also lead to delays in obtaining marketing approval in the United States for other indications for KRYSTEXXA, could cause regulators to impose restrictive conditions on marketing approvals and could even cause our marketing approval to be revoked.

Any of these results would materially harm our business and impair our ability to generate revenues and achieve or maintain profitability.

Even if the FDA grants marketing approval for KRYSTEXXA, the FDA may only approve the labeling for indications that are not as broad as we intend. In addition, if the FDA approves our BLA, the final label may prescribe safety limits or warnings, and we will be required to implement a REMS program to minimize the potential risks of the treatment of KRYSTEXXA. Such additional obligations and commitments may increase the cost of commercializing KRYSTEXXA, limit the commercial success of KRYSTEXXA and result in lower than expected future earnings.

The FDA included its latest draft of the label language for KRYSTEXXA in its July 31, 2009 CRL for our KRYSTEXXA BLA. This language is subject to final approval. In the event that the FDA provides marketing approval for KRYSTEXXA, the final label language may not be for indications that are as broad as those set forth in the draft label language. Additionally, the final label may prescribe safety limits or warnings that reduce the market for the product or increase the costs associated with the marketing and sale of the product. In addition, if the FDA approves our BLA, we will be required to implement a REMS program to minimize the potential risks of KRYSTEXXA treatment. The REMS program includes a Medication Guide for patients, a Communication Plan for health care providers, and an Assessment Plan to survey patients’ and providers’ understanding of the serious risks of KRYSTEXXA. The REMS program is subject to further negotiation and final approval by the FDA. The FDA may further revise the REMS program to impose significant additional obligations and commitments on us in the future. If imposed, such additional obligations and commitments may increase the cost of commercializing KRYSTEXXA, limit the commercial success of KRYSTEXXA and result in lower than expected future revenues.

Unless we are successful in consummating a worldwide partnership for the commercialization of KRYSTEXXA or a broader strategic transaction involving our company, we may need to raise substantial additional capital to complete the development of and execute upon our commercial strategy for KRYSTEXXA. Such financing may only be available on terms unacceptable to us, or not at all. If we are unable to obtain financing on favorable terms, our business, results of operations and financial condition may be materially adversely affected.

As of June 30, 2009, we had $76.6 million in cash, cash equivalents and short-term investments (including restricted investments), as compared to $78.6 million as of December 31, 2008. As of June 30, 2009, we had an accumulated deficit of $228.4 million. After giving effect to the offering (assuming no exercise of the underwriters’ over-allotment option), we would have had approximately $129.4 million in cash, cash equivalents and short-term investments (including restricted investments) as of June 30, 2009 on a pro forma basis. The development and commercialization of pharmaceutical products requires substantial funds, and we currently have no committed external sources of capital. In recent periods, we have satisfied our cash requirements primarily through product sales and the divestiture of assets that were not core to our strategic business plan. However, our product sales of Oxandrin and our authorized generic Oxandrin brand equivalent product, oxandrolone, have declined substantially in recent years. Although we may consider divesting Oxandrin, any proceeds of that divestiture would not significantly improve our capital position, and we do not have further non-core assets to divest.

Our strategic plan is to seek approval from the FDA of KRYSTEXXA and to develop a program of regulatory filings and review of KRYSTEXXA in other countries. We continue to believe that a worldwide partnership for the commercialization of KRYSTEXXA or a broader strategic transaction involving our company would serve to maximize the commercial prospects of KRYSTEXXA in the United States, Europe and other foreign countries. If we are not able to consummate a worldwide partnership or broader strategic transaction on terms acceptable to us, we intend to independently pursue the commercialization of KRYSTEXXA in the United States. Our future capital requirements will depend on many factors, including:

•	the timing of, and the costs involved in, obtaining regulatory approvals for KRYSTEXXA;

•	the cost of manufacturing activities;
•	the cost of commercialization activities, including product marketing, sales and distribution; and
•	our ability to establish and maintain additional collaborative arrangements relating to the commercialization of KRYSTEXXA in the United States and internationally.

If the FDA does not approve or materially delays approval of our BLA for KRYSTEXXA, or if we are not successful in consummating a worldwide partnership for the commercialization of KRYSTEXXA or a broader strategic transaction involving our company, our cash needs will increase, and we may need to seek additional funding. We may not be able to obtain additional funds or, if such funds are available, such funding may not be on terms that are acceptable to us, particularly in light of current macroeconomic conditions. If we raise additional funds by issuing equity securities, dilution to our then-existing stockholders will result. If we issue preferred stock, it would likely include a liquidation preference and other terms that would adversely affect our stockholders. If we raise additional funds through the issuance of debt securities or borrowings, we may incur substantial interest expense and could become subject to financial and other covenants that could restrict our ability to take specified actions, such as incurring additional debt or making capital expenditures. If additional funds are not available on favorable terms, or at all, our business, results of operations and financial condition may be materially adversely affected, and we may be required to curtail or cease operations.

Our business focuses primarily on the development of a single product, KRYSTEXXA. If we are unable to complete the development of and execute upon our commercial strategy for KRYSTEXXA, or if we experience significant delays or unanticipated costs in doing so, our ability to generate product revenue and our likelihood of success will be materially harmed.

KRYSTEXXA is our only product candidate in development and our ability to generate product revenue will depend on the successful commercialization of this product. We do not have any other material assets or alternative business plans aside from executing our commercial strategy for KRYSTEXXA. As a result of our reliance on the development of this single product, much of our near term results and value as a company depend on the FDA granting marketing approval for KRYSTEXXA and our ability to execute our commercial strategy for this product. The failure of the FDA to grant marketing approval for KRYSTEXXA, or any material delays in the approval process, or our inability to execute our commercial strategy for KRYSTEXXA will substantially harm our ability to generate revenue, which would have a material adverse effect on our business. If we do not gain marketing approval for KRYSTEXXA or are unsuccessful in our efforts to execute our commercial strategy for this product, our business, results of operations and financial condition may be materially adversely affected, and we may be required to curtail or cease operations.

We have limited marketing and no sales capabilities. If we are unable to expand our sales and marketing capabilities or enter into sales and marketing agreements with third parties, we may be unable to generate product sales revenue from sales to customers.

To achieve commercial success for KRYSTEXXA, we must either develop a sales and marketing organization, outsource these functions to third parties, or enter into a worldwide partnership with a third party to commercialize KRYSTEXXA. We currently have limited marketing and no sales capabilities and we have minimized our pre-approval sales and marketing expenditures. As a result, if we obtain marketing approval for KRYSTEXXA, and independently launch and market KRYSTEXXA in the United States, we will need to rapidly expand our sales and marketing organization. This expansion will be difficult, expensive and time consuming. We may not be able to attract, hire, train and retain qualified sales and marketing personnel to build a significant or effective sales and marketing force for the sale of KRYSTEXXA. Alternatively, we may seek to enter into sales and marketing arrangements with third parties, which may not be on terms favorable to us. In addition, such third parties may not successfully perform such functions for us.

If we are not successful in our efforts to rapidly expand our internal sales and marketing capabilities or to enter into third-party sales and marketing arrangements, our ability to market and sell KRYSTEXXA and generate product sales revenue from sales to customers will be impaired.

The commercial success of KRYSTEXXA will depend upon the degree of market acceptance by physicians, patients, health care payors and others in the medical community. If KRYSTEXXA does not achieve an adequate level of acceptance, we may not generate sufficient additional revenues to achieve or maintain profitability.

Even if we are able to bring KRYSTEXXA to market, it may not gain or maintain market acceptance by physicians, patients, health care payors or others in the medical community. We believe the degree of market acceptance of KRYSTEXXA, if approved for commercial sale, will depend on a number of factors, including, but not limited to the:

•	prevalence and severity of any side effects that we have observed to date or that we observe in the future;
•	efficacy and potential advantages over alternative treatments;
•	ability to offer KRYSTEXXA for sale at competitive prices;
•	final labeling language;
•	terms of the final REMS program;
•	relative convenience and ease of administration of KRYSTEXXA compared with other alternatives;
•	timing of the release of KRYSTEXXA to the public compared to alternative products or treatments;
•	willingness of the target patient population to try KRYSTEXXA and of physicians to prescribe it;
•	strength of marketing and distribution support; and
•	whether third-party and government payors cover or reimburse for KRYSTEXXA, and if so, to what extent.

For example, Uloric (febuxostat) is a new treatment for gout that received FDA approval in February 2009. Febuxostat lowers uric acid levels by inhibiting uric acid formation through the same mechanism of action as allopurinol. While febuxostat is labeled for the chronic management of hyperuricemia in patients with gout, we may experience reduced demand for KRYSTEXXA in the event febuxostat is used to treat patients who failed on or were contraindicated to allopurinol, or if patients are otherwise treated with febuxostat prior to being treated with KRYSTEXXA. If KRYSTEXXA does not achieve an adequate level of acceptance, we may not generate sufficient additional revenues to achieve or maintain profitability.

Our business may be harmed if we do not adequately predict the market size or customer demand for KRYSTEXXA.

The market size, and the timing and amount of customer demand, for KRYSTEXXA will be difficult to predict. Based on the results of our Phase 3 trials, interim open label extension study data and the draft labeling for KRYSTEXXA, we have conducted internal and commissioned external market research to forecast the size of the market for KRYSTEXXA. Although the size of the market for KRYSTEXXA is difficult to predict at this time, we currently expect, based on our research, that there are approximately 100,000 to 170,000 patients who have chronic gout that is refractory to conventional therapy. Ultimately, if we are able to bring KRYSTEXXA to market, the size of the market and demand for KRYSTEXXA would be based on the final approved label language, which may be different than the draft language most recently provided by the FDA. If the FDA provides marketing approval for KRYSTEXXA, but with labeling that is materially different than the current draft labeling, the market for KRYSTEXXA could be significantly smaller than we expect. In addition, our REMS program is subject to final approval, and could limit our commercial success and result in lower than expected future revenues. Moreover, if the actual rate at which physicians prescribe KRYSTEXXA is lower than we have forecasted based upon our market research, then our revenues would also be lower than expected.

In addition, demand for KRYSTEXXA may be harmed as a result of the introduction of new products to treat gout.

If we overestimate market size or customer demand, we could incur significant unrecoverable costs from creating excess manufacturing or commercial marketing capacity. In addition, if KRYSTEXXA is approved, it will have a limited shelf life at the time of the product launch, and we will incur lost revenues to the extent that any manufactured product is not sold and administered prior to its expiration. Any of these results could materially harm our business.

We face substantial competition, and our competitors may develop or commercialize alternative technologies or products more successfully than we do.

The pharmaceutical and biotechnology industries are intensely competitive. We face competition with respect to KRYSTEXXA from major pharmaceutical companies and biotechnology companies worldwide. Potential competitors also include academic institutions and other public and private research institutions that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization. Our competitors may develop products that are safer, are more effective, have fewer side effects, are more convenient or are less costly than KRYSTEXXA. Our competitors may also obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for KRYSTEXXA.

We are seeking approval for KRYSTEXXA for the treatment of chronic gout in patients refractory to conventional therapy, a subset of the broader population of patients with gout. By far the most prevalent treatment for gout today is allopurinol, which can lower uric acid levels by inhibiting uric acid formation. A small number of patients with gout are treated with probenecid, which can lower uric acid levels by promoting excretion of uric acid. In addition, febuxostat was recently approved by the FDA for the chronic management of hyperuricemia in patients with gout.

Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, as well as in acquiring products, product candidates and technologies complementary to, or necessary for, our programs or advantageous to our business.

If we fail to attract and retain senior management and other key personnel, we may not be able to complete the development of or execute upon our commercial strategy for KRYSTEXXA.

We are dependent on key members of our management team. As a result of recent changes in our senior management, including the resignation of our former President and Chief Executive Officer on mutually agreed terms, the termination of our former Chief Financial Officer and the resignation of our Senior Vice President, Chief Medical Officer, we are dependent on our Board of Directors, particularly our Chairman, Stephen O. Jaeger, and Lee S. Simon, M.D., who has been providing consulting services to us since January 2009. The loss of the services of Mr. Jaeger or Dr. Simon, or any member of our senior management team, would harm our ability to complete the development of and execute our commercial strategy for KRYSTEXXA. We have employment agreements with the key members of our management team and a consulting agreement with Dr. Simon, but these agreements are terminable by the individuals on short or no notice at any time without penalty. In addition, we do not maintain, and have no current intention of obtaining, “key man” life insurance on any member of our management team.

Recruiting and retaining qualified scientific and commercial personnel, including clinical development, regulatory, sales and marketing executives and field personnel, is also critical to our success. If we fail to recruit and then retain these personnel, our ability to pursue the development of and execute our commercial strategy for KRYSTEXXA may be compromised. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific personnel from universities and research institutions. If we cannot continue to attract and retain, on acceptable terms, the qualified personnel necessary for our business, we may not be able to complete the development of or execute upon our commercial strategy for KRYSTEXXA.

If it is approved for sale, KRYSTEXXA could be subject to restrictions or withdrawal from the market, and we may be subject to penalties, if we fail to comply with regulatory requirements or experience unanticipated problems with the product, which would materially harm our business.

If we obtain marketing approval for KRYSTEXXA, such approval, along with the manufacturing processes, reporting of safety or adverse events, post-approval clinical data, labeling, advertising and promotional activities, and REMS program, will be subject to continual requirements of, and review by, the FDA and other regulatory authorities, including thorough inspections of third-party manufacturing facilities.

These requirements include submission of safety and other post-marketing information and reports, registration requirements, current Good Manufacturing Practices, or cGMP, relating to quality control, quality assurance and corresponding maintenance of records and documents, and recordkeeping. The FDA enforces cGMP and other requirements through periodic unannounced inspections of manufacturing facilities. The FDA is authorized to inspect manufacturing facilities without a warrant at reasonable times and in a reasonable manner.

If, in connection with any future inspection, the FDA finds that we or any of our third-party manufacturers are not in substantial compliance with cGMP requirements, the FDA may undertake enforcement action against us.

Even if regulatory approval for KRYSTEXXA is granted, the approval may be subject to limitations on the indicated uses for which KRYSTEXXA may be marketed or to the conditions of approval. The approval may also contain requirements for costly post-marketing testing and surveillance to monitor KRYSTEXXA’s safety or efficacy. Later discovery of previously unknown problems with KRYSTEXXA or its manufacturing processes, such as known or unknown safety or adverse events, or failure to comply with regulatory requirements, may result in:

•	revisions of or adjustments to the product labeling;
•	restrictions on the marketing or manufacturing of KRYSTEXXA;
•	costly corrective advertising;
•	warning letters;
•	withdrawal of KRYSTEXXA from the market;
•	refusal to approve pending applications or supplements to approved applications;
•	voluntary or mandatory product recall;
•	fines or disgorgement of profits or revenue;
•	suspension or withdrawal of regulatory approvals, including license revocation;
•	shutdown, or substantial limitations on the operations, of manufacturing facilities;
•	refusal to permit the import or export of products;
•	product seizure; and
•	injunctions or the imposition of civil or criminal penalties.

If any of these events were to occur, our business would be materially harmed.

If we are unable to obtain adequate reimbursement from third-party payors, or acceptable prices, for KRYSTEXXA, our revenues and prospects for profitability will suffer.

Our future revenues and ability to become profitable will depend heavily upon the availability of adequate reimbursement for the use of KRYSTEXXA from government-funded and private third-party payors. Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;
•	safe, effective and medically necessary;
•	appropriate for the specific patient;
•	cost effective; and
•	neither experimental nor investigational.

If our BLA for KRYSTEXXA is approved by the FDA, obtaining reimbursement approval for KRYSTEXXA from each government-funded and private third-party payor will be a time-consuming and costly process, which could require us to provide to each payor supporting scientific, clinical and cost-effectiveness data for KRYSTEXXA’s use. We may not be able to provide data sufficient to gain acceptance with respect to reimbursement.

Even when a payor determines that a product is eligible for reimbursement, the payor may impose coverage limitations that preclude payment for some product uses that are approved by the FDA or similar authorities. Moreover, eligibility for coverage does not imply that any product will be reimbursed in all cases or at a rate that allows us to make a profit or even cover our costs. If we are not able to obtain coverage and profitable reimbursement promptly from government-funded and private third-party payors for our products, our ability to generate revenues and become profitable will be compromised.

Federal legislation enacted in December 2003 has altered the way in which physician-administered drugs and biologics, such as KRYSTEXXA, are covered by Medicare and are reimbursed. Under this reimbursement methodology, physicians are reimbursed based on a product’s “average sales price.” This reimbursement methodology has generally led to lower reimbursement levels. This legislation also added an outpatient prescription drug benefit to Medicare, which went into effect in January 2006. These benefits will be provided primarily through private entities, which we expect will attempt to negotiate price concessions from pharmaceutical manufacturers.

Moreover, the U.S. Congress is currently considering legislation that would dramatically overhaul the health care system, including the possibility of creating a government health care plan. As part of this legislative initiative, Congress is considering a number of proposals that are intended to reduce or limit the growth of health care costs, which could significantly change the market for pharmaceuticals and biological products.

If such proposals are enacted, they could, among other things, increase pressure on drug pricing or make it more costly for patients to gain access to prescription drugs like KRYSTEXXA at affordable prices. This could lead to fewer prescriptions for KRYSTEXXA and could force individuals who are prescribed KRYSTEXXA to pay significant out-of-pocket costs or pay for the prescription entirely by themselves. As a result of such initiatives, market acceptance and commercial success of our product may be limited and our business may be harmed.

If the FDA provides marketing approval for KRYSTEXXA, this product may also be eligible for reimbursement under Medicaid. If state-specific Medicaid programs do not provide adequate coverage and reimbursement for KRYSTEXXA, it may have a negative impact on our operations.

The scope of coverage and payment policies varies among private third-party payors, including indemnity insurers, employer group health insurance programs and managed care plans. These third-party carriers may base their coverage and reimbursement on the coverage and reimbursement rate paid by carriers for Medicare beneficiaries.

Furthermore, many such payors are investigating or implementing methods for reducing health care costs, such as the establishment of capitated or prospective payment systems. Cost containment pressures have led to an increased emphasis on the use of cost-effective products by health care providers. If third-party payors do not provide adequate coverage or reimbursement for KRYSTEXXA, it could have a negative effect on our revenues and results of operations.

Failure to obtain regulatory approval in foreign jurisdictions would prevent us from marketing our products abroad and could materially adversely affect our business.

We intend to have our products marketed outside the United States. In order to market our products in the European Union and many other foreign jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. While we have been unable to do so to date, if we are able to establish a development and commercialization partnership for KRYSTEXXA for markets outside the United States, third parties may be responsible for obtaining regulatory approvals outside the United States. If this occurs, we will depend on such third parties to obtain these approvals. The approval procedure varies among countries and can involve additional testing or pre-filing requirements such as a pediatric investigational plan. The EMEA informed us that we must file such a plan prior to the filing of a Marketing Authorization Application. The time required to obtain foreign regulatory approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We and our collaborators may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market. The failure to obtain these approvals could materially adversely affect our business, financial condition and results of operations.

Foreign governments tend to impose strict price controls, which may adversely affect our revenues.

In some foreign countries, particularly the countries of the European Union and Canada, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take, at a minimum, an additional six to 12 months after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval for KRYSTEXXA in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. The conduct of such a clinical trial would be expensive and result in delays in commercialization of KRYSTEXXA in such markets. If reimbursement is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be adversely affected.

Legislation has been introduced in the U.S. Congress that, if enacted, would permit more widespread reimportation of drugs from foreign countries into the United States. This may include reimportation from foreign countries where the drugs are sold at lower prices than in the United States. Such legislation, or similar regulatory changes, could decrease the revenue we receive for any approved products, which, in turn, could adversely affect our operating results and our overall financial condition.

Risks relating to our reliance on third parties

We have no manufacturing capabilities and limited manufacturing personnel. We depend on third parties to manufacture KRYSTEXXA. If these manufacturers fail to meet our manufacturing requirements at acceptable quality levels and at acceptable cost, and if we are unable to identify suitable replacements, our commercialization efforts may be materially harmed.

We have limited personnel with experience in, and we do not own facilities for the manufacturing of any of our products. We depend on third parties to manufacture KRYSTEXXA. We have entered into commercial supply agreements with third-party manufacturers, NOF Corporation, or NOF, BTG and Enzon Pharmaceuticals, Inc., or Enzon, located in Indianapolis, Indiana, respectively, to supply mPEG-NPC, a key raw material in the manufacture of the pegloticase drug substance, to produce the pegloticase drug substance and to produce the KRYSTEXXA drug product. These companies are our sole source suppliers for the mPEG-NPC, the pegloticase drug substance and the KRYSTEXXA drug product.

Our third-party manufacturers have not yet manufactured KRYSTEXXA on a sustained basis at full capacity that would support our market forecasts if KRYSTEXXA receives FDA approval. In addition, in order to produce KRYSTEXXA in the quantities necessary to meet anticipated market demand if the product is approved, we and our contract manufacturers will need to increase the overall manufacturing capacity for the pegloticase drug substance. If we are unable to increase our manufacturing capacity or qualify an additional supplier, or if the cost of the increased capacity is uneconomical to us, we may not be able to produce KRYSTEXXA in a sufficient quantity to meet future demand, which would adversely affect our projected revenues and gross margins.

BTG underwent a pre-approval inspection by the FDA in June 2009, as a result of which the FDA identified certain deficiencies. The FDA has required that these deficiencies be corrected prior to the approval of the KRYSTEXXA BLA. BTG has submitted a work plan and a timeline to the FDA for correction of these deficiencies. A satisfactory inspection report for the remediation of such deficiencies is required by the FDA prior to the approval of the KRYSTEXXA BLA. The FDA may also require a reinspection of the BTG facility. Failure by BTG to adequately and timely remediate these deficiencies may delay the issuance of the regulatory approvals that are necessary to market KRYSTEXXA in the United States, or they may not be obtained at all. If a reinspection by the FDA of the BTG facility is necessary, this could cause further delays in the issuance of such regulatory approvals.

In addition, future hostilities in Israel could harm BTG’s ability to supply us with the pegloticase drug substance and could harm our commercialization efforts. Moreover, in the event that the FDA requires a reinspection of the BTG facility prior to approval, the scheduling of such reinspection could be delayed in the event of future hostilities in Israel. Prior inspections of BTG scheduled by the FDA were in fact delayed for this reason.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured products ourselves, including:

•	reliance on the third party for regulatory compliance, quality assurance and adequate training in management of manufacturing staff;
•	the possible breach of the manufacturing agreement by the third party because of factors beyond our control; and
•	the possibility of termination or non-renewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us.

Any of these risks could cause us to be unable to obtain sufficient quantities of KRYSTEXXA to meet future demand, which would adversely affect our projected revenues and gross margins.

The manufacture and packaging of pharmaceutical products such as KRYSTEXXA are subject to the requirements of the FDA and similar foreign regulatory bodies. If we or our third-party manufacturers fail to satisfy these requirements, our product development and commercialization efforts may be materially harmed.

The manufacture and packaging of pharmaceutical products, such as KRYSTEXXA, are regulated by the FDA and similar foreign regulatory bodies and must be conducted in accordance with the FDA’s cGMP and comparable requirements of foreign regulatory bodies. Failure by us or our third-party manufacturers to comply with applicable regulations, requirements, or guidelines could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business.

Prior to the approval of our BLA, our third-party manufacturers, including BTG, Enzon and NOF, are subject to preapproval inspection by the FDA and any unsatisfactory results of such preapproval inspections may delay the issuance of the regulatory approvals that are necessary to market KRYSTEXXA. If our third-party manufacturers do not pass such FDA or other regulatory inspections for any reason, including equipment failures, labor difficulties, failure to meet stringent manufacturing, quality control or quality assurance practices, or natural disaster, our ability to execute upon our commercial strategy for KRYSTEXXA will be jeopardized.

Qualifying Diosynth RTP as a global secondary source supplier of pegloticase, any other change to any of our third-party manufacturers for KRYSTEXXA or any change in the location where KRYSTEXXA is manufactured would require prior FDA review, approval and validation of the manufacturing process and procedures for KRYSTEXXA. This review, approval and validation would be costly and time consuming and could delay or prevent the manufacture of KRYSTEXXA at such facility.

We have engaged Diosynth RTP, or Diosynth, which is located in North Carolina, as a global secondary source supplier of the pegloticase drug substance used in KRYSTEXXA. In connection with the FDA’s consideration of Diosynth as a global secondary source supplier of pegloticase, Diosynth is required to produce validation batches of the pegloticase drug substance to demonstrate to the FDA that the materials produced at Diosynth are comparable to those produced at BTG. If the FDA approves BTG as a manufacturer of pegloticase drug substance used in KRYSTEXXA, and if we cannot establish to the satisfaction of the FDA that the pegloticase drug substance manufactured at Diosynth is comparable to the drug substance manufactured at BTG, we may not be permitted to use the pegloticase drug substance manufactured at Diosynth in the formulation of KRYSTEXXA. We do not expect FDA approval of the Diosynth manufacturing facility to be completed until the second half of 2011 at the earliest.

If we elect to manufacture the pegloticase drug substance used in KRYSTEXXA at the facility of another third-party, if we elect to engage a new company to fill and finish KRYSTEXXA or if we change the location where KRYSTEXXA is manufactured, we would need to ensure that the new facility and the manufacturing process are in substantial compliance with the FDA’s cGMP. Any such new facility would also be subject to a pre-approval inspection by the FDA, and a successful technology transfer and subsequent validation by the FDA would be required. Any delays or failures in satisfying these requirements could delay our ability to manufacture KRYSTEXXA.

If the company on which we plan to rely for fill and finish services for KRYSTEXXA is unable to perform these services for us, our business may suffer.

We have outsourced the operation for KRYSTEXXA fill and finish services to a single company, Enzon. We have not established internal redundancy for our fill and finish functions and currently have no substitute that can provide these services. If we successfully commercialize KRYSTEXXA and if Enzon is unable to perform these services for us, we would need to identify and engage an alternative company or develop our own fill and finish capabilities. Any new contract fill and finish manufacturer or capabilities that we acquire or develop will need to obtain FDA approval. Identifying and engaging a new contract fill and finish manufacturer or developing our own capabilities and obtaining FDA approval could involve significant cost and delay. As a result, we might not be able to deliver KRYSTEXXA orders on a timely basis, and our business would be harmed.

We rely on third parties to conduct our clinical development activities for KRYSTEXXA and those third parties may not perform satisfactorily, which could delay regulatory approval and commercialization of KRYSTEXXA.

We do not independently conduct clinical development activities for KRYSTEXXA, including any additional clinical trials that may be required, or we may elect, to conduct in the future. We rely on third parties, such as contract research organizations, clinical data management organizations, medical institutions and clinical investigators, to perform this function. We use multiple contract research organizations to coordinate the efforts of our clinical investigators and to accumulate the results of our trials. Our reliance on these third parties for clinical development activities reduces our control over these activities. We are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocol for the trial. Moreover, the FDA requires us and third parties acting on our behalf to comply with good clinical practices for conducting, recording and reporting the results of clinical trials to ensure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors.

If these third parties do not successfully carry out their contractual obligations, meet expected deadlines or conduct our clinical development activities in accordance with regulatory requirements or our stated protocols, we may not be able to obtain, or may be delayed in obtaining, regulatory approvals for KRYSTEXXA and may not be able to, or may be delayed in our efforts to, successfully execute upon our commercial strategy for KRYSTEXXA.

We also rely on third parties to store and distribute drug supplies for our clinical development activities. Any performance failure on the part of such third parties could delay regulatory approval or commercialization of KRYSTEXXA, causing us to incur additional expenses and harming our ability to generate additional revenue.

We are seeking a worldwide partner for the further development and commercialization of KRYSTEXXA, and we expect to continue to depend on collaborations with third parties. If we are not successful in these efforts, we may fail to meet our business objectives.

We currently depend on third parties in many aspects of the development and commercialization of KRYSTEXXA. Although we are seeking to establish a development and commercialization partnership for KRYSTEXXA as part of our strategic business plan, to date we have not been able to enter into such a partnership. If we are unable to reach agreements with suitable partners, we may fail to meet our business objectives for KRYSTEXXA.

We face significant competition in seeking appropriate partners. Such arrangements may not be scientifically or commercially successful. The termination of such an arrangement might adversely affect our ability to develop, commercialize and market our products.

The success of any collaboration arrangements will depend heavily on the efforts and activities of any potential collaborators. Any potential collaborators will have significant discretion in determining the efforts and resources that they will apply to such collaborations. The risks that we face in connection with potential collaborations include the following:

•	collaboration agreements are generally for fixed terms and subject to termination under various circumstances, including, in many cases, on short notice without cause;
•

we expect to be required in any collaboration agreements not to conduct specified types of research and development in the field that is the subject of the collaboration. These agreements may have the effect of limiting the areas of research and development that we may pursue, either alone or in cooperation with third parties;

•

collaborators may develop and commercialize, either alone or with others, products and services that are similar to or competitive with our products that are the subject of the collaboration with us; and

•

collaborators may change the focus of their development and commercialization efforts. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities following mergers and consolidations, which have been common in recent years in our industry. The ability of KRYSTEXXA to reach its potential could be limited if any potential collaborators decrease or fail to increase spending related to any collaboration.

Collaborations with pharmaceutical companies and other third parties often are terminated or allowed to expire by the other party. Such terminations or expirations can adversely affect us financially as well as harm our business reputation.

Risks relating to intellectual property

If we fail to comply with our obligations in our intellectual property licenses with third parties, we could lose license rights that are important to our business.

We are party to various license agreements and we may enter into additional license agreements in the future. For example, we license exclusive worldwide rights to patents and pending patent applications that constitute the fundamental composition of matter and underlying manufacturing patents for KRYSTEXXA from Mountain View

Pharmaceuticals, Inc., or Mountain View, and Duke University, or Duke. Under the agreement, we are required to use best efforts to bring to market and diligently market products that use the licensed technology. We also must provide Mountain View and Duke with specified information relating to the development of KRYSTEXXA. The agreement requires us to pay to Mountain View and Duke quarterly royalty payments within 60 days after the end of each quarter based on net sales we make in that quarter. The royalty rate for a particular quarter ranges between 8% and 12% of net sales based on the amount of cumulative net sales made by us or our sub-licensees. Under the agreement, we are also required to pay royalties of 20% of any revenues or other consideration we receive from sub-licensees during any quarter. As of June 30, 2009, we have made aggregate payments of approximately $1.7 million to Mountain View and Duke for the achievement of milestones under this agreement. If we obtain regulatory approval in one of five major global markets, which includes FDA approval in the United States, we will be required to make aggregate milestone payments of approximately $0.8 million under this agreement.

The agreement with Mountain View and Duke remains in effect, on a country-by-country basis, for the longer of 10 years from the date of first sale of KRYSTEXXA in such country and the date of expiration of the last-to-expire patent covered by the agreement in such country. The licensors may terminate the agreement with respect to the countries affected upon our material breach, if not cured within a specified period of time, immediately after our third or subsequent material breach of the agreement or our fraud, willful misconduct or illegal conduct. The licensors may also terminate the agreement in the event of our bankruptcy or insolvency. Upon a termination of the agreement in one or more countries, all intellectual property rights conveyed to us under the agreement with respect to the terminated countries, including regulatory applications and pre-clinical and clinical data, revert to Mountain View and Duke and we are permitted to sell off any remaining inventory of KRYSTEXXA for such countries.

In addition, we could have disputes with our current and future licensors regarding, for example, the interpretation of terms in our agreements. Any such disagreements could lead to delays in the development or commercialization of any potential products or could result in time-consuming and expensive litigation or arbitration, which may not be resolved in our favor.

If we fail to comply with our obligations under the agreement, we could lose the ability to develop and commercialize KRYSTEXXA, which could require us to curtail or cease our operations.

If we are unable to obtain and maintain protection for the intellectual property relating to our technology and products, the value of our technology and products will be adversely affected.

Our success will depend in large part on our ability to obtain and maintain protection in the United States and other countries for the intellectual property covering or incorporated into our technology and products. The patent situation in the field of biotechnology and pharmaceuticals is highly uncertain and involves complex legal and scientific questions. We may not be able to obtain additional issued patents relating to our technology or products. Even if issued, patents may be challenged, narrowed, invalidated or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length or term of patent protection we may have for our products. Generic forms of our product Oxandrin were introduced to the market in late 2006. As a result, our results of operations have been harmed. The patents and, if issued, patent applications relating to KRYSTEXXA, would expire between 2019 and 2026, unless patent term extensions are obtained. Changes in either patent laws or in the interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection.

Our patents also may not afford us protection against numerous competitors with similar technology. Patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, and in some cases not at all. Therefore, because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that we or they were the first to develop the inventions claimed in issued patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications. In addition, patents generally expire, regardless of their date of issue, 20 years from the earliest claimed non-provisional filing date. As a result, the time required to obtain regulatory approval for a product candidate may consume part or all of the patent term. We are not able to accurately predict the remaining length of the applicable patent term following regulatory approval of any of our product candidates.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely upon unpatented proprietary technology, processes and know-how. We seek to protect this information in part through confidentiality agreements with our employees, consultants and third parties. If any of these agreements are breached, we may not have adequate remedies for any such breach. In addition, any remedies we may seek may prove costly. Furthermore, our trade secrets may otherwise become known or be independently developed by competitors. If we are unable to protect the confidentiality of our proprietary information and know-how, competitors may be able to use this information to develop products that compete with our products, which could adversely affect our business.

If we infringe or are alleged to infringe intellectual property rights of third parties, our business may be adversely affected.

Our development and commercialization activities, as well as any product candidates or products resulting from these activities, may infringe or be claimed to infringe patents or patent applications under which we do not hold licenses or other rights. We are aware of patent applications filed by, and patents issued to, other entities with respect to technology potentially useful to us and, in some cases, related to products and processes being developed by us. Third parties may own or control these patents and patent applications in the United States and abroad. These third parties could bring claims against us, our licensors or our collaborators that would cause us to incur substantial expenses. If such third party claims are successful, we could be liable for substantial damages. Further, if a patent infringement suit were brought against us, our licensors or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

As a result of patent infringement claims, or in order to avoid potential claims, we, our licensors or our collaborators may choose or be required to seek a license from the third party and be required to pay license fees, royalties or both. These licenses may not be available on acceptable terms or at all. Even if we, our licensors or our collaborators were able to obtain a license, our rights may be non-exclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms. This could harm our business significantly.

The pharmaceutical and biotechnology industries have experienced substantial litigation and other proceedings regarding patent and other intellectual property rights. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the U.S. Patent and Trademark Office and opposition proceedings in the European Patent Office or in another patent office, regarding intellectual property rights with respect to our products and technology. The costs to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources.

Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could adversely affect our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

In the future we may be involved in costly legal proceedings to enforce or protect our intellectual property rights or to defend against claims that we infringe the intellectual property rights of others.

Litigation is inherently uncertain and an adverse outcome could subject us to significant liability for damages or invalidate our proprietary rights and adversely impact our ability to develop and market KRYSTEXXA. Legal proceedings that we initiate to protect our intellectual property rights could also result in counterclaims or countersuits against us. Any litigation, regardless of its outcome, could be time consuming and expensive to resolve and could divert our management’s time and attention. Any intellectual property litigation also could force us to take specific actions, including any of the following:

•	cease selling products or undertaking processes that are claimed to be infringing a third party’s intellectual property;
•	obtain licenses to make, use, sell, offer for sale or import the relevant technologies from the intellectual property’s owner, which licenses may not be available on reasonable terms or at all;
•	redesign products or processes that are claimed to be infringing a third party’s intellectual property; or
•	pursue legal remedies with third parties to enforce our indemnification rights, which may not adequately protect our interests.

We have been involved in several lawsuits and disputes regarding intellectual property in the past. We could be involved in similar disputes or litigation in the future. An adverse decision in any intellectual property litigation could have a material adverse effect on our business, results of operations and financial condition.

Risks relating to our results of operations and your investment in our common stock

We may not be able to achieve profitability. We have incurred operating losses from continuing operations since 2004 and anticipate that we will incur operating losses from continuing operations for the foreseeable future, particularly as a result of increasing expenses related to our development and, if our BLA is approved by the FDA, commercialization of KRYSTEXXA.

We continue to incur substantial operating losses from continuing operations. Our operating losses from continuing operations were $40.4 million for the six months ended June 30, 2009 and $89.0 million and $69.2 million for the years ended December 31, 2008 and 2007, respectively. Our operating losses from continuing operations are the result of two factors: increasing operating costs and decreasing product revenues. We have incurred and expect to continue to incur significant costs in connection with our research and development activities, including clinical trials, and from selling, general and administrative expenses associated with our operations. Product sales of Oxandrin and oxandrolone, on which our continuing operations have been substantially dependent, have declined substantially in recent years. Sales of Oxandrin and, since December 2006, oxandrolone have accounted for 100% of our continuing net product sales.

Our ability to achieve operating profitability in the future depends on the successful commercialization of KRYSTEXXA. If we do not receive regulatory approval for KRYSTEXXA, or experience significant delays or unanticipated costs in doing so, or if sales revenue from KRYSTEXXA, if it receives marketing approval, is insufficient, we may never achieve operating profitability. If we do receive regulatory approval for KRYSTEXXA and have not been successful in consummating a worldwide partnership for the commercialization of KRYSTEXXA or a broader strategic transaction involving our company, we would expect to incur significant expenditures in connection with its commercialization. Even if we do become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

We expect sales of Oxandrin and oxandrolone to remain flat or continue to decrease, which may continue to harm our results of operations.

Sales of Oxandrin and oxandrolone have declined substantially in recent years due to generic competition. Our sales of Oxandrin and oxandrolone in the United States are also affected by fluctuations in the buying patterns of the three major drug wholesalers to which we principally sell these products. In the past, wholesalers have reduced their inventories of Oxandrin and oxandrolone. We expect that wholesalers will continue to reduce such inventories as a result of generic competition, further decreasing our revenues from these products.

Sales of Oxandrin and oxandrolone have also decreased as a result of the elimination of reimbursement, or limited reimbursement practices, by some states under their AIDS Drug Assistance Programs via their state Medicaid programs for HIV/AIDS prescription drugs, including Oxandrin and oxandrolone. Other state formularies may follow suit.

We have considered the demand deterioration of Oxandrin and oxandrolone in estimating future product returns. However, our demand forecasts are based upon our management’s best estimates. Future product returns in excess of our historical reserves could reduce our revenues even further and adversely affect our results of operations.

In addition, we do not have the ability to independently distribute our oxandrolone tablets and depend on our distribution partner, Watson Pharma, Inc., or Watson, to distribute this product for us. If Watson fails to carry out its contractual obligations, does not devote sufficient resources to the distribution of oxandrolone, or does not carry out its responsibilities in the manner we expect, our oxandrolone product may not compete successfully against other generics, and our results of operations could be further harmed.

Our stock price is volatile, which could adversely affect your investment.

Our stock price has been, and is likely to continue to be, volatile. Between January 1, 2008 and September 30, 2009, our common stock has traded as high as $28.42 per share and as low as $2.80 per share. The stock market in general, and the market for biotechnology companies in particular, has recently experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price of our common stock may be influenced by many factors, including:

•	our ability to sustain our operations with our existing cash reserves;
•	whether we obtain regulatory approval for KRYSTEXXA, and the timing of such approval;
•	if we obtain regulatory approval for KRYSTEXXA, whether it achieves market acceptance;
•	the nature of post-marketing commitments;
•	the disclosure of information relating to the efficacy or safety of KRYSTEXXA;
•	announcements of technological innovations or developments relating to competitive products or product candidates;
•	the costs of commercialization activities, including product marketing, manufacturing, sales and distribution;
•	our ability to obtain adequate capital resources to execute our business strategy;
•	market conditions in the pharmaceutical and biotechnology industries and the issuance of new or revised securities analyst reports or recommendations;
•	period-to-period fluctuations in our financial results;
•	regulatory developments in the United States and foreign countries;
•	our issuance of additional shares of our common stock in capital raising transactions, or upon the exercise of outstanding warrants to purchase shares of our common stock;
•	general economic, industry and market conditions; and
•	other factors described in this “Risk factors” section.

The volatility of our common stock imposes a greater risk of capital losses for our stockholders than a less volatile stock would. In addition, volatility makes it difficult to ascribe a stable valuation to a stockholder’s holdings of our common stock.

We expect our quarterly results to fluctuate, which may cause volatility in our stock price.

Our revenues from product sales of Oxandrin and oxandrolone have in the past displayed and may in the future continue to display significant variations. These variations may result from a variety of factors, including:

•	increased competition from new or existing products, including generic products;
•	the amount and timing of product sales;
•	changing demand for our products;
•	our inability to provide adequate supply for our products;
•	changes in wholesaler buying patterns;
•	returns of expired products;
•	changes in government or private payor reimbursement policies for our products;
•	the timing of the introduction of new products;
•	the timing and realization of milestone and other payments to licensees;
•	the timing and amount of expenses relating to research and development, product development and manufacturing activities;
•	the timing and amount of expenses relating to sales and marketing;
•	the timing and amount of expenses relating to general and administrative activities;
•	the extent and timing of costs of obtaining, enforcing and defending intellectual property rights; and
•	any charges related to acquisitions.

In addition, our expenses have fluctuated and are likely to increase significantly in the future in connection with our development and commercialization efforts related to KRYSTEXXA. As a result, any decrease in revenues or increase in expenses will likely adversely affect our earnings in a significant manner until revenues can be increased or expenses reduced. We expect that our revenues and earnings from sales of Oxandrin and oxandrolone will remain flat or continue to decrease. Because of fluctuations in revenues and expenses, it is possible that our operating results for a particular quarter or quarters will not meet the expectations of public market analysts and investors, which could cause the market price of our common stock to decline.

We are a party to a stockholder lawsuit regarding the adequacy of our public disclosure, which could have a material adverse affect on our business, results of operations and financial condition.

In November 2008, Richard Sagall, an alleged stockholder of our company, commenced an action in the U.S. District Court for the Southern District of New York to certify a class of stockholders who held securities of our company between December 13, 2007 and October 24, 2008. The suit alleges that we made false and misleading statements relating to the GOUT1 and GOUT2 Phase 3 clinical trials and that we failed to disclose in a timely manner serious adverse events which occurred in five patients in these trials. A lead plaintiff was appointed in March 2009 resulting in the re-captioning of the action as Lawrence J. Koncelik, Jr. vs. Savient Pharmaceuticals, et al, and an amended complaint was filed relating to this matter in April 2009. In June 2009, we filed a motion to dismiss the action. We intend to vigorously defend against this action.

We expect that the costs related to this suit will be significant and we can provide no assurance as to its outcome. If we are not successful in defending this action, we may be required to pay substantial damages to the plaintiffs. As a result, our business, results of operations and financial condition could be materially adversely affected. In addition, even if we are successful, the defense of this action will continue to divert the attention of our management and other resources that would otherwise be engaged or utilized in operating our business.

Our outstanding warrants may be exercised in the future, which would increase the number of shares of our common stock in the public market and result in dilution to our stockholders.

In April 2009, we completed a financing in which we issued 5,927,343 shares of our common stock and warrants to purchase up to 5,038,237 shares of our common stock. The warrants are exercisable at any time on or after the date of issuance and expire on the earlier of November 2, 2010 and the date that is nine months after the date on which we publicly announce that we have addressed all items required by the FDA to be addressed before our BLA can be approved.

Pursuant to the terms of the warrants, the exercise price for the warrants is $10.46 per share. We may, at our or the warrant holder’s election, issue net shares in lieu of a cash payment of the exercise price by the warrant holder upon exercise.

In the event that we enter into a merger or change of control transaction, the holders of the warrants will be entitled to receive consideration as if they had exercised the warrant immediately prior to such transaction or may instead require us to purchase the warrant for cash at the Black-Scholes value of the warrant on the date of such transaction.

Effecting a change of control of our company could be difficult, which may discourage offers for shares of our common stock.

Our certificate of incorporation and the Delaware General Corporation Law, or the DGCL, contain provisions that may delay or prevent a merger, acquisition or other change of control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions include the requirements of Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an “interested stockholder,” generally deemed a person that, together with its affiliates, owns or within the last three years has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	our Board of Directors approves the transaction before the third party acquires 15% of our stock;
•	the third party acquires at least 85% of our stock at the time its ownership exceeds the 15% level; or
•	our Board of Directors and the holders of two-thirds of the shares of our common stock not held by the third-party vote in favor of the transaction.

Our certificate of incorporation also authorizes us to issue up to 4,000,000 shares of preferred stock in one or more different series with terms fixed by our Board of Directors. Stockholder approval is not necessary to issue preferred stock in this manner. Issuance of these shares of preferred stock could have the effect of making it more difficult for a person or group to acquire control of our company. No shares of our preferred stock are currently outstanding. Although our Board of Directors has no current intention or plan to issue any preferred stock, issuance of these shares could also be used as an anti-takeover device.

Product liability lawsuits could cause us to incur substantial liabilities.

We face an inherent risk of product liability exposure related to product sales of Oxandrin and oxandrolone. We also face the risk of product liability exposure related to the testing and, if approved by the FDA, future product sales of KRYSTEXXA. If we cannot successfully defend ourselves against claims that our products or product candidates caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for KRYSTEXXA;
•	injury to our reputation;
•	withdrawal of clinical trial participants;
•	withdrawal or recall of a product from the market;
•	modification to product labeling that may be unfavorable to us;
•	costs to defend the related litigation;
•	substantial monetary awards to trial participants or patients; and
•	loss of revenue.

We currently have product liability insurance coverage in place, which is subject to coverage limits and deductibles. The amount of insurance that we currently hold may not be adequate to cover all liabilities that may occur. Product liability insurance is difficult to obtain and increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost and we may not be able to obtain insurance coverage with policy limits that will be adequate to satisfy any liability that may arise.

Risks relating to this offering

Our management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development and commercialization of KRYSTEXXA and cause the price of our common stock to decline.

Investors will experience immediate and substantial dilution in the net tangible book value per share of the common stock they purchase.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an assumed public offering price of $14.27 per share (the closing price of our common stock on October 5, 2009), if you purchase shares of our common stock in this offering, you will suffer immediate and substantial dilution of $13.30 per share in the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.